EXHIBIT 99.906 CERT

SECTION 906 CERTIFICATIONS

Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Energy Development Company (the “Company”), each certify to his knowledge that:

1.	The Company’s periodic report on Form N-CSR for the semi-annual period ended May 31, 2017 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

July 27, 2017

/s/ KEVIN S. MCCARTHY	/s/ TERRY A. HART
Kevin S. McCarthy	Terry A. Hart
Chairman of the Board of Directors and Chief Executive Officer	Chief Financial Officer and Treasurer